Execution Version
THIRD SUPPLEMENTARY DEED TO CONTRIBUTION AGREEMENT
DATED: November 12, 2024

BETWEEN
(1)BEKO B.V., a company incorporated in the Netherlands with registered number 34166639 and having its registered office at Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands and formerly known as “Ardutch B.V.” (“Ardutch”);
(2)ARÇELIK A.Ş. a company incorporated in Turkey with registered number 54957 and having its registered office at Sütlüce Karaağaç Caddesi No: 2/6 Beyoğlu 34445 Istanbul, Turkey (the “Ardutch Guarantor”);
(3)WHIRLPOOL EMEA HOLDINGS LLC, a Delaware limited liability company with registered number 722986 having its principal place of business at 2000 M-63 N, Benton Harbor, MI 49022 (“Whirlpool” and together with Ardutch, the “Sellers”);
(4)WHIRLPOOL CORPORATION a Delaware corporation with registered number 491117 having its principal place of business at 2000 M-63 N, Benton Harbor, MI 49022 (the “Whirlpool Guarantor” and together with the Ardutch Guarantor, the “Guarantors”); and
(5)BEKO EUROPE B.V., a company incorporated in the Netherlands with registered number 88850528 and having its registered office at Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands (the “Buyer”),
together, the “Parties”.
WHEREAS
(A)On 16 January 2023, the Parties entered into a contribution agreement relating to: (i) the contribution of shares to the Buyer; and (ii) the formation of a joint venture (as amended on 28 March 2024 and as further amended from time to time) (the “Contribution Agreement”).
(B)On 28 March 2024, the Parties entered into a Supplementary Deed to the Contribution Agreement (the “First Supplementary Deed”), pursuant to which it was agreed (amongst other matters) that a cash amount of EUR 62,500,000 (the “FCA Indemnity Retained Amount”) would be held within the Whirlpool Europe Group Companies as at Completion, and that the FCA Indemnity Retained Amount would be provisioned exclusively to satisfy and discharge all or a certain amount of Whirlpool’s liability in respect of the FCA Indemnity.
(C)The Parties now wish to agree that, in accordance with the terms of this Deed and with effect from the date of this Deed, the FCA Indemnity Retained Amount shall be re-allocated and re-provisioned by the Buyer Group as follows: (i) an amount of EUR 22,500,000 shall be provisioned and allocated exclusively to satisfy and discharge all or a certain amount of Whirlpool’s liability in respect of the FCA Indemnity; and (ii) an amount of EUR 40,000,000 shall be provisioned and allocated exclusively to satisfy and discharge all or a certain amount of Whirlpool’s liability pursuant to a Special Tax Covenant Claim under the Whirlpool Tax Covenant in respect of the Slovakian Tax Demand (as defined herein).
1.DEFINITIONS AND INTERPRETATION
1.1In this Deed:
(a)“FCA Indemnity” has the meaning given to it in the First Supplementary Deed;
(b)“Slovakian Tax Demand” means a Demand or series of Demands by the Slovakian Tax Authorities, which is a part of the Existing Tax Litigation Matter subject to a Special Tax Covenant Claim to which paragraph 5.13 of the Schedule 8 of the Contribution Agreement applies, issued to Beko Manufacturing Slovakia spol. s r.o.

(formerly, Whirpool Slovakia spol. s r.o. .) in respect of a certain transfer pricing dispute;
(c)“Whirlpool Tax Covenant” means Schedule 8 of the Contribution Agreement; and
(d)capitalised terms used in this Deed shall, unless otherwise defined herein or the context otherwise requires, bear the meanings given to them in the Contribution Agreement.
2.ACKNOWLEDGEMENTS IN RESPECT OF FIRST SUPPLEMENTARY DEED
2.1The Parties acknowledge and agree that:
(a)in accordance with Clause 3.1(c) of the First Supplementary Deed, as at Completion a cash amount equal to the FCA Indemnity Retained Amount was left within the Whirlpool Europe Group by the Sellers, and that such amount was provisioned exclusively (as at the date of Completion) to satisfy amounts payable in relation to the FCA Indemnity;
(b)as at the date of this Deed, no Indemnity Claims have been made against the Sellers in connection with the FCA Indemnity, such that none of the FCA Indemnity Retained Amount has been applied to any Indemnity Claims in respect of the FCA Indemnity; and
(c)in accordance with Schedule 10 of the Contribution Agreement, the Closing Adjustment Statements were delivered to, and became final and binding on the Sellers on 30 July 2024, and for the avoidance of doubt, nothing in this Deed shall have any effect on such Closing Adjustment Statements.
3.COMPLETION FCA INDEMNITY AMOUNT – REALLOCATION
3.1The Parties agree that with effect from the date of this Deed, Clause 3 of the First Supplementary Deed shall cease to have any effect, and the FCA Indemnity Retained Amount shall be re-apportioned and re-allocated by the Buyer Group as follows:
(a)EUR 22,500,000 (the “Adjusted FCA Indemnity Retained Amount”), in accordance with Clause 4; and
(b)EUR 40,000,000 (the “Slovakian Tax Allocated Amount”), in accordance with Clause 5.
4.ADJUSTED FCA INDEMNITY RETAINED AMOUNT
4.1In relation to the FCA Indemnity, the Parties agree that:
(a)Whirlpool shall not be liable for the first EUR 22,500,000 of any Indemnity Claim(s) that would otherwise be payable by Whirlpool pursuant to paragraph 2.6 of the Schedule 3 of the Contribution Agreement (following the application of any applicable limitations set out in the Contribution Agreement, including in Schedule 7) in connection with the FCA Indemnity;
(b)for the avoidance of any doubt:
(i)Whirlpool shall have no financial liability under the FCA Indemnity for any amounts below (or up to) the Adjusted FCA Indemnity Retained Amount pursuant to the Contribution Agreement; and
(ii)Whirlpool shall only be liable under the FCA Indemnity for any amounts in excess of the Adjusted FCA Indemnity Retained Amount pursuant to the Contribution Agreement or otherwise;
(c)the Buyer shall procure that an aggregate amount equal to the Adjusted FCA Indemnity Retained Amount is provisioned in the accounts of the applicable Whirlpool

Europe Group Companies exclusively (as at the date of this Deed) to satisfy amounts payable in relation to the FCA Indemnity; and
(d)in the event that all Indemnity Claims in connection with the FCA Indemnity are fully and finally settled, and the aggregate amount of such settlement(s) is less than the FCA Indemnity Retained Amount, the Parties shall procure (so far as they are able under applicable Law) that the net amount of the difference between such amounts is transferred to Whirlpool (or its nominee) at no cost to Whirlpool (other than any Tax in relation to such transfer, including any deductions or withholdings required by Law to be made from such transfer for or on account of Tax). The provisions of Clauses 30.2 to 30.5 (inclusive) of the Contribution Agreement shall not apply to any such transfer.
5.SLOVAKIAN TAX COVENANT PAYMENT
5.1For the purposes of the Contribution Agreement, the Slovakian Tax Allocated Amount shall be deemed to have been paid by Whirlpool under and in accordance with the Whirlpool Tax Covenant in satisfaction of Whirlpool’s liability thereunder in respect of the Slovakian Tax Demand, so that, for the avoidance doubt:
(a)paragraph 5.13 of the Schedule 8 (Whirlpool Tax Covenant) shall apply in respect of Slovakian Tax Demand;
(b)any liability of Whirlpool in respect of Buyer’s Special Tax Covenant Claim under the Whirlpool Tax Covenant shall be satisfied to the extent of the Slovakian Tax Allocated Amount;
(c)the provisions of the Whirlpool Tax Covenant shall be interpreted for all purposes as though the Slovakian Tax Allocated Amount had actually been paid in cash in accordance with the Whirlpool Tax Covenant (with the intention that, among other things, should the Slovakian Tax Demand be settled for less (or any amounts payable in respect thereof otherwise be less) than the Slovakian Tax Allocated Amount, Whirlpool would be due a refund of the excess in accordance with the provisions of the Whirlpool Tax Covenant); and
(d)to the extent Whirlpool’s liability under the Whirlpool Tax Covenant for the Special Tax Covenant Claim in respect of the Slovakian Tax Demand exceeds the Slovakian Tax Allocated Amount, Whirlpool shall continue to be liable to the extent of such excess under and in accordance with the terms (including any exclusions) of the Whirlpool Tax Covenant.
5.2The Buyer shall procure that the Slovakian Tax Allocated Amount is used exclusively to satisfy the Slovakian Tax Demand in accordance with the terms of such Demand.
6.MISCELLANEOUS
6.1Save as amended in accordance with Clause 3 of this Deed, in all other respects, the provisions of the First Supplementary Deed remain in full force and effect and unamended.
6.2Clauses 1 (Definitions and Interpretation), 22 (Confidentiality and Announcements), 23 (Termination), 25 (Entire Agreement and Remedies), 27 (Waiver and Variation), 28 (Invalidity), 29 (Assignment), 31 (Notices), 32 (Costs), 33 (Rights of Third Parties), 34 (Counterparts), 35 (Governing Law and Jurisdiction) and 36 (Process Agent) of the Contribution Agreement shall apply mutatis mutandis to this Deed as if set out in full herein and references in them to “this Agreement” shall, for the purposes of this Deed, be deemed to be references to this Deed.

SIGNATURE PAGES
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by BEKO B.V. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçlioğlu	/s/ Hakan Hamdi Bulgurlu
Signature Hakan Hamdi Bulgurlu
Name of signatory (print) Director
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature Fatih Kemal Ebiçlioğlu
Name of signatory (print) Director
Title of signatory (print)

[Signature page – Third Supplementary Deed to the Contribution Agreement]

EXECUTED as a deed by ARÇELIK A.Ş. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçlioğlu	/s/ Hakan Hamdi Bulgurlu
Signature Hakan Hamdi Bulgurlu
Name of signatory (print) Chief Executive Officer, Board Member
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature Fatih Kemal Ebiçlioğlu
Name of signatory (print) Board Member
Title of signatory (print)

[Signature page – Third Supplementary Deed to the Contribution Agreement]

EXECUTED as a deed by WHIRLPOOL EMEA HOLDINGS LLC acting by Whirlpool Corporation, its sole member, acting by James Peters	/s/ James Peters
Signature James Peters
Name of signatory (print) EVP, Chief Financial Officer
Title of signatory (print)
EXECUTED as a deed by WHIRLPOOL CORPORATION acting by James Peters	/s/ James Peters
Signature James Peters
Name of signatory (print) EVP, Chief Financial Officer
Title of signatory (print)

[Signature page – Third Supplementary Deed to the Contribution Agreement]

EXECUTED as a deed by BEKO EUROPE B.V. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçlioğlu	/s/ Hakan Hamdi Bulgurlu
Signature Hakan Hamdi Bulgurlu
Name of signatory (print) Director
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature Fatih Kemal Ebiçlioğlu
Name of signatory (print) Director
Title of signatory (print)

[Signature page – Third Supplementary Deed to the Contribution Agreement]|